EXHIBIT 99.1

Repros Therapeutics Inc.(R) Announces the Closing of Public Offering of Common Stock

THE WOODLANDS, Texas, June 25, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc. (Nasdaq:RPRX) today announced that it has closed an underwritten public offering of 4,312,500 shares of its common stock at a public offering price of $19.00 per share, for net proceeds of approximately $76.5 million after deducting underwriting discounts and other estimated offering expenses.

The Company intends to use the proceeds from this offering to progress the clinical development programs for Androxal® and Proellex® and for general administrative purposes. Our unaudited cash balance as of the date of this release, including the proceeds from this offering and after deducting estimated offering expenses, is approximately $87.5 million. The Company believes that our current liquidity will be sufficient to complete an NDA submission for both of its current clinical programs, with an anticipated NDA filing date for Androxal in mid-2014 and for Proellex in 2016. Additionally, these funds will allow us to maximize the commercial and strategic value for both programs.

In connection with this offering, BofA Merrill Lynch acted as the sole book-running manager and Lazard Capital Markets LLC, Ladenburg Thalmann & Co. Inc. and Ascendiant Capital Markets, LLC acted as co-managers.

The securities described above were offered by the Company pursuant to an existing shelf registration filed with the Securities and Exchange Commission in 2012.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph S. Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com